Exhibit 10.7

September 29, 2025

Christopher Berg

Dear Chris:

I am pleased to confirm an increase to your compensation package with your additional responsibilities effective September 29, 2025. Your new annualized base salary will increase to $600,000 paid on a bi-weekly basis.

Annual Incentive: You will continue to be eligible to participate in the Hertz Executive Incentive Compensation Plan (EICP), with a target award of 80% of your salary.

Long-Term Incentive: You will continue to be eligible to participate in the Hertz Annual Equity program with increase to your annual target award $1,500,000 beginning in 2026.
Equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Grants are made in accordance with the Company’s Equity Grant Policy. Materials and details regarding this plan will be sent to you under separate cover.

I am excited to have you as a key member of my team and believe that you will continue to make great contributions to the organization.

Very truly yours,

/s/ W. Gil West

Gil West
Chief Executive Officer

I accept the terms and conditions of this offer:

/s/ Chris Berg      10/1/25
Christopher Berg                             Date
The Hertz Corporation * 8501 Williams Road    * Estero, FL 33928